Exhibit 10.31

AIRCRAFT TIME SHARING AGREEMENT

Dated as of the 22nd day of January, 2003.
between
Emmis Operating Company
as Operator,
and
Jeffrey H. Smulyan,
as Time Share Lessee,

Concerning one Gulfstream Aerospace G-IV aircraft bearing
U.S. registration number N971EC,
and
Manufacturer’s serial number 1000.

* * *

INSTRUCTIONS FOR COMPLIANCE WITH
“TRUTH IN LEASING” REQUIREMENTS UNDER FAR § 91.23

Within 24 hours after execution of this Agreement:
mail a copy of the executed document, without Exhibits A and B, to the following address via certified mail, return receipt requested:

Federal Aviation Administration
Aircraft Registration Branch
ATTN: Technical Section
P.O. Box 25724
Oklahoma City, Oklahoma 73125

At least 48 hours prior to the first flight to be conducted under this Agreement:
provide notice of the departure airport and proposed time of departure of said first flight, by telephone or facsimile, to the Flight Standards
District Office located nearest the departure airport.

Carry a copy of this Agreement in the aircraft at all times.

* * *

Exhibits A and B are intentionally omitted for FAA submission purposes.

     This AIRCRAFT TIME SHARING AGREEMENT (the “Agreement”) is made and effective as of the 22nd day of January, 2003, (the “Effective Date”), by and between Emmis Operating Company, an Indiana corporation (“Operator”), and Jeffrey H. Smulyan, an Indiana resident (“Time Share Lessee”).

W I T N E S S E T H :

     WHEREAS, Operator controls and operates in the legal capacity of lessee the Aircraft described and referred to herein;

     WHEREAS, Operator contracts for the services of a fully qualified flight crew to operate the Aircraft;

     WHEREAS, Time Share Lessee desires to sublease the Aircraft, with a flight crew, on a non-exclusive basis, from Operator on a time sharing basis as defined in Section 91.501(c)(1) of the FAR;

     WHEREAS, Operator is willing to sublease the Aircraft, with flight crew, on a non-exclusive basis, to Time Share Lessee on a time sharing basis; and

     WHEREAS, during the Term of this Agreement, the Aircraft will be subject to use by Operator and/or other one or more subleases to third-parties.

     NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Definitions. The following terms shall have the following meanings for all purposes of this Agreement:

“Aircraft” means the Airframe, the Engines, and the Aircraft Documents. Such Engines shall be deemed part of the “Aircraft” whether or not from time to time attached to the Airframe or on the ground.

“Aircraft Documents” means all flight records, maintenance records, historical records, modification records, overhaul records, manuals, logbooks, authorizations, drawings and data relating to the Airframe, any Engine, or any Part, that have been provided to Time Share Lessee by Operator, or are required by Applicable Law to be created or maintained with respect to the maintenance and/or operation of the Aircraft.

“Airframe” means the Gulfstream Aerospace G-IV airframe bearing manufacturer’s serial number 1000 and United States registration number N971EC, together with any and all Parts (including, but not limited to, landing gear and auxiliary power units but excluding Engines or engines) so long as such Parts shall be either incorporated or installed in or attached to the Airframe.

“Applicable Law” means, without limitation, all applicable laws, treaties, international agreements, decisions and orders of any court, arbitration or governmental agency or authority and rules, regulations, orders, directives, licenses and permits of any governmental body, instrumentality, agency or authority, including, without limitation, the FAR and 49 U.S.C. § 41101, et seq., as amended.

“Business Day” means any day of the year in which banks are not authorized or required to close in the State of Indiana.

“Consent to Sublease” means that certain Consent to Sublease of even date herewith by and among Owner, Operator, and Time Share Lessee, a copy of which is attached hereto as Exhibit B, the terms and conditions of which are incorporated into this Agreement by reference

“Engines” means two (2) Rolls Royce TAY MK611-8 model engines, serial numbers 16001 and 16002, together with any and all Parts so long as the same shall be either incorporated or installed in or attached to such Engine. An Engine shall remain subleased hereunder whether or not from time to time attached to the Airframe or on the ground.

“FAA” means the Federal Aviation Administration or any successor agency.

“FAR” means collectively the Aeronautics Regulations of the Federal Aviation Administration and the Department of Transportation, as codified at Title 14, Parts 1 to 399 of the United States Code of Federal Regulations.

“Flight Hour” means each flight hour of use of the Aircraft by Time Share Lessee, as recorded on the Aircraft hour meter.

“Headlease” means that certain Aircraft Lease Agreement dated as of September 27, 2002 between Owner and Operator, a copy of which is attached hereto as Exhibit A, the terms and conditions of which are incorporated into this Agreement by reference.

“Operating Base” means Indianapolis International Airport, Indianapolis, Indiana.

“Operational Control” has the same meaning given the term in Section 1.1 of the FAR.

“Owner” means AVN Air, LLC.

“Parts” means all appliances, components, parts, instruments, appurtenances, accessories, furnishings or other equipment of whatever nature (other than complete Engines or engines) which may from time to time be incorporated or installed in or attached to the Airframe or any Engine and includes replacement parts.

“Pilot in Command” has the same meaning given the term in Section 1.1 of the FAR.

“Taxes” means all sales taxes, use taxes, retailer taxes, duties, fees, excise taxes (including, without limitation, federal transportation excise taxes), or other taxes of any kind which may be assessed or levied by any Taxing Jurisdiction as a result of the sublease of the Aircraft to Time Share Lessee, or the use of the Aircraft by Time Share Lessee, or the provision of a taxable transportation service to Time Share Lessee using the Aircraft.

“Taxing Jurisdictions” means any federal, state, county, local, airport, district, foreign, or other governmental authority that imposes Taxes.

“Term” means the term of this Agreement set forth in Section 3.

2.	Agreement to Sublease. Operator agrees to sublease the Aircraft to Time Share Lessee on as “as needed and as available” basis, and to provide a fully qualified flight crew for all Time Share Lessee’s flight operations, in accordance with the terms and conditions of this Agreement.

3.	Term. The term of this Agreement shall commence on the Effective Date and continue for a period of one (1) year. At the end of the initial one (1) year Term or any subsequent one (1) year Term, this Agreement shall automatically be renewed for an additional one (1) year Term. The foregoing notwithstanding, each party shall have the right to terminate this Agreement with or without cause on thirty (30) days written notice to the other party.

4.	Intent and Interpretation. The parties hereto intend that this Agreement shall constitute, and this Agreement shall be interpreted as, a Time Sharing Agreement as defined in Section 91.501(c)(1) of the FAR.

5.	Non-Exclusivity. Time Share Lessee acknowledges that the Aircraft is subleased to Time Share Lessee hereunder on a non-exclusive basis, and that the Aircraft will also be subject use by Operator, and may also be subject to non-exclusive sublease to others during the Term.

6.	Flight Charges. Time Share Lessee shall pay Operator for each flight conducted under this Agreement an amount equal to the lesser of the following:

6.1	an amount equal to the product of the number of Flight Hours of the duration of the flight, rounded to the nearest 1/10th of a Flight Hour, multiplied by the Gulfstream IV Total Direct Costs Per Flight Hour as published by Conklin & de Decker Aviation Information, as updated from time to time; and

6.2	an amount equal to the maximum amount of expense reimbursement permitted in accordance with Section 91.501(d) of the FAR, which expenses include and are limited to:

6.2.1	fuel, oil, lubricants, and other additives;

6.2.2	travel expenses of the crew, including food, lodging and ground transportation;

6.2.3	hangar and tie down costs away from the Aircraft’s base of operation;

6.2.4	insurance obtained for the specific flight;

6.2.5	landing fees, airport taxes and similar assessments;

6.2.6	customs, foreign permit, and similar fees directly related to the flight;

6.2.7	in-flight food and beverages;

6.2.8	passenger ground transportation;

6.2.9	flight planning and weather contract services; and

6.2.10	an additional charge equal to 100% of the expenses listed in Section 6.2.1.

7.	Invoices and Payment. Operator will initially pay all expenses related to the operation of the Aircraft when and as such expenses are incurred, provided that within fifteen (15) days after the last day of any calendar month during which any flight for the account of Time Share Lessee has been conducted, Operator shall provide an invoice to Time Share Lessee for an amount determined in accordance with Section 6 above. Time Share Lessee shall remit the full amount of any such invoice, together with any applicable Taxes under Section 8, to Operator promptly within fifteen (15) days of the invoice date.

8.	Taxes. No payments to be made by Time Share Lessee under Sections 6 and 7 of this Agreement includes, and Time Share Lessee shall be responsible for, shall indemnify and hold harmless Operator against, any Taxes which may be assessed or levied by any Taxing Jurisdiction as a result of the sublease of the Aircraft to Time Share Lessee, or the use of the Aircraft by Time Share Lessee, or the provision of a taxable transportation service to Time Share Lessee using the Aircraft. Without limiting the generality of the foregoing, Time Share Lessee and Operator specifically acknowledge that all Time Share Lessee’s flights will be subject to commercial air transportation excise taxes pursuant to Section 4261 of the Internal Revenue Code, regardless of whether any such flight is considered “noncommercial” under the FAR. Time Share Lessee shall remit to Operator all such Taxes together with each payment made pursuant to Section 7.

9.	Scheduling Flights.

9.1	Submitting Flight Requests. Time Share Lessee shall submit requests for flight time and proposed flight schedules to Operator as far in advance of any given flight as possible, and in any case, at least 24 hours in advance of Time Share Lessee’s planned departure. Time Share Lessee shall provide at least the following information for each proposed flight at least 24 hours prior to scheduled departure: departure airport; destination airport; date and time of departure; the number of anticipated passengers; the nature and extent of luggage and/or cargo to be carried; the date and time of return flight, if any; and any other information concerning the proposed flight that may be pertinent or required by Operator or Operator’s flight crew.

9.2	Approval of Flight Requests. Each use of the Aircraft by Time Share Lessee shall be subject to Operator’s prior approval in writing. Operator may approve or deny any flight scheduling request in Operator’s sole discretion. Scheduling requests not approved in writing by 5:00 p.m. Indianapolis local time on the 2nd Business Day after the request is received by Operator shall be deemed denied. Operator shall be under no obligation to approve any flight request submitted by Time Share Lessee, and shall have final authority over the scheduling of the Aircraft, provided, however, that Operator will use reasonable efforts to accommodate Time Share Lessee’s needs and avoid conflicts in scheduling.

9.3	Subordinated Use of Aircraft. Time Share Lessee’s rights to schedule use of the Aircraft during the Term of this Agreement shall at all times be subordinate to the Aircraft use requirements of Operator, and any parent corporation, subsidiary or affiliate of Operator to which Operator has subleased or hereafter subleases the Aircraft (each an “Operator Related Sublessee”), and Operator and each Operator Related Sublessee shall at all times be entitled to preempt any scheduled, unscheduled, and anticipated use of the Aircraft by Time Share Lessee, notwithstanding any prior approval by Operator of a request by Time Share Lessee to schedule a flight.

9.4	Priority Use of Aircraft. Time Share Lessee’s rights to schedule use of the Aircraft during the Term of this Agreement shall, subject to Section 9.2, at all times be superior to the Aircraft use requirements of any person to whom, or entity to which, Operator has subleased or hereafter subleases the Aircraft other than an Operator Related Sublessee (any such person or entity an “Unrelated Sublessee”), and Time Share Lessee shall at all times be entitled to preempt any scheduled, unscheduled, and anticipated use of the Aircraft by any Unrelated Subessee.

10.	Title and Registration; Subordination. Owner has exclusive and equitable title to the Aircraft, and Operator has exclusive leasehold possessory rights to the Aircraft pursuant to the Headlease. Time Share Lessee acknowledges that title to the Aircraft shall remain vested in Owner, and Time Share Lessee undertakes, to the extent permitted by Applicable Law, to do all such further acts, deeds, assurances or things as may, (i) in the reasonable opinion of the Owner, be necessary or desirable in order to protect or preserve Operator’s title to the Aircraft, and (ii) in the reasonable opinion of the Operator, be necessary or desirable in order to protect or preserve Operator’s rights under the Headlease. Time Share Lessee acknowledges that it has executed the Consent to Sublease, the terms and conditions of which are incorporated in this Agreement by reference, and agrees to abide by the terms of the Consent to Sublease. Notwithstanding anything in this Agreement to the contrary, any rights Time Share Lessee may have in or to the Aircraft by virtue of this Agreement, including Time Share Lessee’s rights to possession and use of the Aircraft, are in all respects subordinate, junior, and subject to Owner’s rights and interests under the Headlease, including, without limitation, the right of Owner to take possession of the Aircraft and Engines upon Operator’s default under the Headlease. To the extent requested by Owner, its successors or assigns, Time Share Lessee shall take all action necessary to continue all right, title and interest of Owner, its successors or assigns in the Aircraft under Applicable Law.

11.	Aircraft Maintenance and Flight Crew. Operator shall be solely responsible for maintenance, preventive maintenance and required or otherwise necessary inspections of the Aircraft, and shall take such requirements into account in scheduling the Aircraft. No period of maintenance, preventative maintenance, or inspection shall be delayed or postponed for the purpose of scheduling the Aircraft, unless said maintenance or inspection can be safely conducted at a later time in compliance with all applicable laws and regulations, and with the sound discretion of the pilot in command.

12.	Flight Crews. Operator shall provide to Time Share Lessee a qualified flight crew for each flight conducted in accordance with this Agreement. Operator chooses not to hire its own pilots but to contract for pilot services from a third party vendor. Although the flight crew is supplied by a third party vendor, the flight crew is under the exclusive command and control of Operator in all phases of all flights conducted hereunder.

13.	OPERATIONAL CONTROL. THE PARTIES EXPRESSLY AGREE THAT OPERATOR SHALL HAVE AND MAINTAIN OPERATIONAL CONTROL OF THE AIRCRAFT FOR ALL FLIGHTS OPERATED UNDER THIS AGREEMENT, AND THAT THE INTENT OF THE PARTIES IS THAT THIS AGREEMENT CONSTITUTE A “TIME SHARING AGREEMENT” AS SUCH TERM IS DEFINED IN SECTION 91.501(C)(1) OF THE FAR. OPERATOR SHALL EXERCISE EXCLUSIVE AUTHORITY OVER INITIATING, CONDUCTING, OR TERMINATING ANY FLIGHT CONDUCTED ON BEHALF OF TIME SHARE LESSEE PURSUANT TO THIS AGREEMENT.

14.	Authority of Pilot In Command. Notwithstanding that Operator shall have Operational Control of the Aircraft during any flight conducted pursuant to this Agreement, Operator and Time Share Lessee expressly agree that the Pilot in Command, in his or her sole discretion, may terminate any flight, refuse to commence any flight, or take any other flight-related action which in the judgment of the Pilot in Command is necessitated by considerations of safety. The Pilot in Command shall have final and complete authority to postpone or cancel any flight for any reason or condition which in his or her judgment would compromise the safety of the flight. No such action of the Pilot in Command shall create or support any liability of Operator to Time Share Lessee for loss, injury, damage or delay.

15.	Force Majeure. Operator shall not be liable for delay or failure to furnish the Aircraft and flight crew pursuant to this Agreement when such failure is caused by government regulation or authority, mechanical difficulty, war, civil commotion, strikes or labor disputes, weather conditions, acts of God or other unforeseen or unanticipated circumstances.

16.	Insurance.

16.1	Liability. Operator shall maintain, or cause to be maintained, bodily injury and property damage, liability insurance in an amount no less than One Hundred Million United States Dollars (US$ 100,000,000.00) Combined Single Limit for the benefit of itself, Time Share Lessee, and Owner, in connection with the use of the Aircraft. Said policy shall be an occurrence policy naming Owner, Operator and Time Share Lessee as Named Insured.

16.2	Hull. Operator shall maintain, or cause to be maintained, all risks aircraft hull insurance in an amount equal to the fair market value of the Aircraft, which the parties agree is not less than Seventeen Million United States Dollars (US$ 17,000,000.00), and such insurance shall name Owner and Operator as loss payees as their interests may appear.

16.3	Insurance Certificates. Operator will provide Time Share Lessee with a Certificate of Insurance upon execution of this Agreement.

17.	Representations and Warranties. Time Share Lessee represents and warrants that:

17.1	Time Share Lessee will use the Aircraft solely for and on account of his own personal or business use, and will not use the Aircraft for the purpose of providing transportation of passengers or cargo for compensation or hire;

17.2	Time Share Lessee shall refrain from incurring any mechanic’s or other lien in connection with inspection, preventative maintenance, maintenance or storage of the Aircraft, whether permissible or impermissible under this Agreement, nor shall there be any attempt by Time Share Lessee to convey, mortgage, assign, lease, sublease, or any way alienate the Aircraft or create any kind of lien or security interest involving the Aircraft or do anything or take any action that might mature into such a lien; and

17.3	during the Term of this Agreement, Time Share Lessee will abide by and conform to all Applicable Laws, governmental and airport orders, rules and regulations, as shall from time to time be in effect relating in any way to the operation and use of the Aircraft by a time sharing Time Share Lessee.

18.	No Assignments Neither this Agreement nor any party’s interest herein shall be assignable to any other party whatsoever; provided, however, that the rights and obligations of the Operator may be assigned without the consent of the Time Share Lessee to the any assignee of Operator’s rights and obligations under the Headlease.

19.	Governing Law. This Agreement has been negotiated and delivered in the state of Indiana and shall in all respects be governed by, and construed in accordance with, the laws of the State of Indiana, including all matters of construction, validity and performance, without giving effect to its conflict of laws provisions.

20.	Entire Agreement. This Agreement constitutes the entire agreement of the parties as of the Effective Date and supersedes all prior or independent, oral or written agreements, understandings, statements, representations, commitments, promises, and warranties made with respect to the subject matter of this Agreement.

21.	Prohibited or Unenforceable Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibitions or unenforceability in any jurisdiction. To the extent permitted by applicable law, each of Operator and Time Share Lessee hereby waives any provision of applicable law which renders any provision hereof prohibited or unenforceable in any respect.

22.	Binding Effect. This Agreement, including all agreements, covenants, representations and warranties, shall be binding upon and inure to the benefit of, and may be enforced by Operator, Time Share Lessee, and each of their respective agents, servants, heirs, representatives and successors.

23.	Headings. The section headings in this Agreement are for convenience of reference only and shall not modify, define, expand, or limit any of the terms or provisions hereof.

24.	Amendments. No term or provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by both parties.

25.	No Waiver. No delay or omission in the exercise or enforcement or any right or remedy hereunder by either party shall be construed as a waiver of such right or remedy. All remedies, rights, undertakings, obligations, and agreements contained herein shall be cumulative and not mutually exclusive, and in addition to all other rights and remedies which either party possesses at law or in equity.

26.	Notices. All communications, declarations, demands, consents, directions, approvals, instructions, requests and notices required or permitted by this Agreement shall be in writing and shall be deemed to have been duly given or made when delivered personally or transmitted electronically by e-mail or facsimile, receipt acknowledged, or in the case of documented overnight delivery service or registered or certified mail, return receipt requested, delivery charge or postage prepaid, on the date shown on the receipt therefor, in each case at the address set forth below:

If to Operator:	Emmis Operating Company 40 Monument Circle, Suite 700	Tel: Fax:	317-684-6565 317-684-558
	Indianapolis, Indiana 46204	E-Mail:	scotte@emmis.com
Attn: Legal Department

With a copy to:	Galland, Kharasch, Greenberg,	Tel:	202-342-5251
	Fellman & Swirsky, P.C.	Fax:	202-342-5219
	1054 31st Street, N.W., Suite 200	E-Mail:	kswirsky@gkglaw.com
Washington, D.C. 20007
Attn: Keith G. Swirsky

If to Sublessee:	Jeffrey H. Smulyan	Tel:	317-684-6530
	40 Monument Circle, Suite 700	Fax:	317-684-558
	Indianapolis, Indiana 46204	E-Mail:	jeff@emmis.com

27.	Both Parties Equally Responsible for Agreement. It is herein agreed that both Operator and Time Share Lessee have equally collaborated in the drafting of this Agreement and both have had the opportunity to confer with legal counsel prior to signing. Due to this fact, both parties take equal responsibility with regard to the drafting of this Agreement and any ambiguities contained herein.

28.	DISCLAIMER. THE AIRCRAFT IS BEING SUBLEASED BY THE OPERATOR TO THE TIME SHARE LESSEE HEREUNDER ON A COMPLETELY “AS IS, WHERE IS,” BASIS, WHICH IS ACKNOWLEDGED AND AGREED TO BY THE TIME SHARE LESSEE. THE WARRANTIES AND REPRESENTATIONS SET FORTH IN THIS AGREEMENT ARE EXCLUSIVE AND IN LIEU OF ALL OTHER REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, AND OPERATOR HAS NOT MADE AND SHALL NOT BE CONSIDERED OR DEEMED TO HAVE MADE (WHETHER BY VIRTUE OF HAVING SUBLEASED THE AIRCRAFT UNDER THIS AGREEMENT, OR HAVING ACQUIRED THE AIRCRAFT, OR HAVING DONE OR FAILED TO DO ANY ACT, OR HAVING ACQUIRED OR FAILED TO ACQUIRE ANY STATUS UNDER OR IN RELATION TO THIS AGREEMENT OR OTHERWISE) ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE AIRCRAFT OR TO ANY PART THEREOF, AND SPECIFICALLY, WITHOUT LIMITATION, IN THIS RESPECT DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES CONCERNING THE TITLE, AIRWORTHINESS, VALUE, CONDITION, DESIGN, MERCHANTABILITY, COMPLIANCE WITH SPECIFICATIONS, CONSTRUCTION AND CONDITION OF THE AIRCRAFT, OR FITNESS FOR A PARTICULAR USE OF THE AIRCRAFT AND AS TO THE ABSENCE OF LATENT AND OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, AND AS TO THE ABSENCE OF ANY INFRINGEMENT OR THE LIKE, HEREUNDER OF ANY PATENT, TRADEMARK OR COPYRIGHT, AND AS TO THE ABSENCE OF OBLIGATIONS BASED ON STRICT LIABILITY IN TORT, OR AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP OF THE AIRCRAFT OR ANY PART THEREOF OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY ARISING FROM A COURSE OF PERFORMANCE OR DEALING OR USAGE OF TRADE), WITH RESPECT TO THE AIRCRAFT OR ANY PART THEREOF. TIME SHARE LESSEE HEREBY WAIVES, RELEASES, DISCLAIMS AND RENOUNCES ALL EXPECTATION OF OR RELIANCE UPON ANY SUCH AND OTHER WARRANTIES, OBLIGATIONS AND LIABILITIES OF OPERATOR AND RIGHTS, CLAIMS AND REMEDIES OF TIME SHARE LESSEE AGAINST OPERATOR, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, INCLUDING BUT NOT LIMITED TO (I) ANY IMPLIED WARRANTY OF MERCHANTABILITY OF FITNESS FOR ANY PARTICULAR USE, (II) ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE, (III) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY IN TORT, WHETHER OR NOT ARISING FROM THE NEGLIGENCE OF OPERATOR, ACTUAL OR IMPUTED, AND (IV) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY FOR LOSS OF OR DAMAGE TO THE AIRCRAFT, FOR LOSS OF USE, REVENUE OR PROFIT WITH RESPECT TO THE AIRCRAFT, OR FOR ANY OTHER DIRECT, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES.

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29.	TRUTH IN LEASING STATEMENT UNDER 14 C.F.R. SECTION 91.23.

WITHIN THE TWELVE (12) MONTH PERIOD PRECEDING THE DATE OF THIS AGREEMENT, EXCEPT TO THE EXTENT THE AIRCRAFT IS LESS THAN TWELVE (12) MONTHS OLD, THE AIRCRAFT HAS BEEN INSPECTED AND MAINTAINED AND IN ACCORDANCE WITH THE FOLLOWING PROVISIONS OF TITLE 14 OF THE CODE OF FEDERAL REGULATIONS (SAID TITLE 14 HEREINAFTER REFERRED TO AS THE “FEDERAL AVIATION REGULATIONS” OR THE “FAR”):

CHECK ONE:

9	91.409(f) (1): A continuous airworthiness inspection program that is part of a continuous airworthiness maintenance program currently in use by a person holding an air carrier operating certificate or an operating certificate issued under FAR Part 121, 127, or 135 and operating that make and model aircraft under FAR Part 121 or operating that make and model under FAR Part 135 and maintaining it under FAR 135.411(a)(2).

9	91.409 (f) (2): An approved aircraft inspection program approved under FAR 135.419 and currently in use by a person holding an operating certificate issued under FAR Part 135.

[Checked] 91.409 (f) (3): A current inspection program recommended by the manufacturer.

9	91.409 (f) (4): Any other inspection program established by the registered owner or operator of the Aircraft and approved by the Administrator of the Federal Aviation Administration in accordance with FAR 91.409 (g).

THE PARTIES HERETO CERTIFY THAT DURING THE TERM OF THIS AGREEMENT AND FOR OPERATIONS CONDUCTED HEREUNDER, THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED IN ACCORDANCE WITH THE PROVISIONS OF FAR:

CHECK ONE:

9	91.409 (f) (1)	9	91.409 (f) (2)	[Checked]	91.409 (f) (3)	9	91.409 (f) (4)

OPERATOR SHALL HAVE AND RETAIN OPERATIONAL CONTROL OF THE AIRCRAFT DURING ALL OPERATIONS CONDUCTED PURSUANT TO THIS LEASE. EACH PARTY HERETO CERTIFIES THAT IT UNDERSTANDS THE EXTENT OF ITS RESPONSIBILITIES, SET FORTH HEREIN, FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.

AN EXPLANATION OF FACTORS BEARING ON OPERATIONAL CONTROL AND PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FEDERAL AVIATION ADMINISTRATION FLIGHT STANDARDS DISTRICT OFFICE.

THE PARTIES HERETO CERTIFY THAT A TRUE COPY OF THIS AGREEMENT SHALL BE CARRIED ON THE AIRCRAFT AT ALL TIMES, AND SHALL BE MADE AVAILABLE FOR INSPECTION UPON REQUEST BY AN APPROPRIATELY CONSTITUTED IDENTIFIED REPRESENTATIVE OF THE ADMINISTRATOR OF THE FAA.

* * *

     IN WITNESS WHEREOF, the parties have executed this Aircraft Time Sharing Agreement as of the date and year first written above.

OPERATOR:	TIME SHARE LESSEE:

Emmis Operating Company

By:	/s/ J. Scott Enright	/s/ Jeffrey H. Smulyan

Print:	J. Scott Enright	Jeffrey H. Smulyan
Title:	Vice President

AIRCRAFT TIME SHARING AGREEMENT

Exhibit A

(Attach Headlease)

AIRCRAFT TIME SHARING AGREEMENT

Exhibit B

(Atach Consent to Sublease)